Exhibit 99.1

Targacept Reports Fourth Quarter and 2013 Financial Results

Winston-Salem, North Carolina, February 13, 2014 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the fourth quarter and year ended December 31, 2013.

Targacept reported a net loss of $13.4 million for the fourth quarter of 2013, compared to a net loss of $15.9 million for the fourth quarter of 2012. For the year ended December 31, 2013, Targacept reported a net loss of $46.7 million, compared to a net loss of $7.0 million for 2012. As of December 31, 2013, cash and investments in marketable securities totaled $143.8 million.

“As we enter 2014, we continue to emphasize operational excellence in the conduct of our two ongoing Phase 2b clinical trials, TC-5214 as a treatment for overactive bladder and TC-1734 as a treatment for mild to moderate Alzheimer’s disease. We expect to report top-line results for both studies in mid-2014,” said Dr. Stephen A. Hill, Targacept’s President and Chief Executive Officer. “We are also preparing for the initiation of an exploratory trial of TC-6499 as a treatment for diabetic gastroparesis. We are fortunate to be well capitalized and remain committed to developing innovative therapeutics for unmet medical needs in a capital efficient manner.”

Financial Results

Targacept reported a net loss of $13.4 million for the fourth quarter of 2013, compared to a net loss of $15.9 million for the fourth quarter of 2012. The lower net loss for the 2013 period was principally due to a decrease of $1.6 million in research and development expenses and the non-recurrence of $1.4 million in charges related to a workforce reduction completed during the fourth quarter of 2012. For the year ended December 31, 2013, Targacept reported a net loss of $46.7 million, compared to a net loss of $7.0 million for 2012. The higher net loss for 2013 was primarily due to a decrease of $53.9 million in deferred revenue recognition, partially offset by a decrease in research and development expenses of $10.2 million and restructuring charges for the 2012 period of $3.7 million. Non-cash, stock-based compensation charges of $1.1 million and $1.4 million were recorded for the fourth quarters of 2013 and 2012, respectively, and non-cash, stock-based compensation charges of $5.2 million and $7.8 million were recorded for the years ended December 31, 2013 and December 31, 2012, respectively.

Net Operating Revenues

Net operating revenues totaled $93,000 for the fourth quarter of 2013, compared to $590,000 for the fourth quarter of 2012. For the year ended December 31, 2013, net operating revenues totaled $3.6 million, compared to $57.9 million for 2012. For the fourth quarter of 2013, the decrease is attributable to deferred revenue recognized during the 2012 period associated with Targacept’s ongoing collaboration with AstraZeneca. The payments received under that collaboration became fully recognized in the first quarter of 2013. The decrease for the year ended December 31, 2013 was due primarily to deferred revenue recognized during the 2012 period associated with Targacept’s now concluded collaboration with AstraZeneca in major depressive disorder; the company recognized $54.5 million of the up-front payment received from that collaboration in 2012.

Research and Development Expenses

Research and development expenses totaled $10.8 million for the fourth quarter of 2013, compared to $12.3 million for the fourth quarter of 2012, and $38.8 million for the year ended December 31, 2013,

compared to $49.1 million for 2012. The decrease for the year ended December 31, 2013 was attributable primarily to the completion in 2012 of a Phase 3 development program in major depressive disorder. The decrease for the fourth quarter of 2013 was attributable principally to a decision in 2012 to focus resources on clinical programs and to two 2012 workforce reductions. Research and development expenses for third-party services associated with Targacept’s two ongoing clinical studies of TC-5214 and TC-1734, and with Targacept’s clinical study of TC-5619, which completed during the fourth quarter of 2013, totaled $8.4 million and $27.6 million in the aggregate for the fourth quarter and year ended December 31, 2013, respectively.

General and Administrative Expenses

General and administrative expenses totaled $2.6 million for the fourth quarter of 2013, compared to $3.1 million for the fourth quarter of 2012. The decrease was attributable primarily to a smaller general and administrative workforce for the fourth quarter of 2013 as compared to the fourth quarter of 2012. General and administrative expenses totaled $12.0 million for the year ended December 31, 2013, compared to $13.2 million for 2012. The lower general and administrative expenses were due primarily to a reduction in severance related charges in connection with the departure of executive officers, which totaled $879,000 in 2013 as compared to $1.9 million in 2012.

Restructuring Charges

Restructuring charges for the fourth quarter and year ended December 31, 2012 were $1.4 million and $3.7 million, respectively, and reflected severance and other charges related to the workforce reductions completed in the second and fourth quarters of 2012.

Financial Guidance

Based on current operating plans, Targacept expects its operating expenses for the year ending December 31, 2014 to be in the range of $40 million to $45 million, and its cash, cash equivalents and investments balance at December 31, 2014 to be at least $100 million. Targacept does not expect significant operating revenues for the year ending December 31, 2014, based on current operating plans. In addition, Targacept continues to expect that its current cash resources will be sufficient to meet its operating requirements at least through the end of 2015. This financial guidance includes both cash and non-cash revenue and expense items.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, February 13, 2014, at 8:30 a.m. Eastern Time. The conference call may be accessed by dialing 866.515.2911 for domestic participants and 617.399.5125 for international participants (reference passcode 72076219). A replay of the conference call may be accessed beginning approximately two hours following the call on February 13, 2014 through February 27, 2014 by dialing 888.286.8010 for domestic callers and 617.801.6888 for international callers (reference passcode 60502052). A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing an advanced clinical pipeline of NNR Therapeutics™ to treat patients suffering from serious nervous system and gastrointestinal/genitourinary diseases and disorders. Many diseases arise from abnormalities in signaling within and between the brain and other organ systems such as the bladder and the GI tract. Targacept’s NNR Therapeutics have the potential to normalize these signaling pathways to provide significant medical benefit. Targacept is dedicated to building health and restoring independence for patients. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding without limitation: the timing for reporting of top-line results from Targacept’s Phase 2b clinical trials of TC-5214 or TC-1734; the timing for initiation of Targacept’s planned clinical trial of TC-6499; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: the conduct and results of clinical trials and non-clinical studies and assessments of TC-5214, TC-1734 and any other Targacept product candidate, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; the control or significant influence that AstraZeneca has over the development of AZD1446, including as to the timing, scope and design of any future clinical trials and as to the conduct at all of further development of AZD1446; Targacept’s ability to establish additional strategic alliances, collaborations or licensing or other comparable arrangements on favorable terms; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. Risks and uncertainties that Targacept faces are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contact:

Alan Musso, SVP, Finance and Administration and CFO

Targacept, Inc.

Telephone: 336.480.2186

Email: alan.musso@targacept.com

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net operating revenues	$93	$590	$3,629	$57,860
Operating expenses:
Research and development	10,754	12,340	38,840	49,087
General and administrative	2,647	3,104	12,005	13,193
Restructuring charges	—	1,406	—	3,718

Total operating expenses	13,401	16,850	50,845	65,998

Operating loss	(13,308)	(16,260)	(47,216)	(8,138)
Other (expense) income, net	(51)	289	518	1,039

Loss before income taxes	(13,359)	(15,971)	(46,698)	(7,099)
Income tax (expense) benefit	(7)	101	(7)	101

Net loss	$(13,366)	$(15,870)	$(46,705)	$(6,998)

Basic and diluted net loss per share	$(0.40)	$(0.47)	$(1.39)	$(0.21)

Weighted average common shares outstanding - basic and diluted	33,673,047	33,609,867	33,640,323	33,476,316

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2013	2012
Cash, cash equivalents and investments	$143,777	$184,927
Receivables and other current assets	1,277	2,782
Property and equipment, net	682	1,639
Other assets, net	137	231

Total assets	$145,873	$189,579

Current portion of deferred revenue	$—	$2,357
Other current liabilities	10,979	8,992
Deferred revenue, net of current portion	—	1,179
Long-term debt, net of current portion	283	1,136
Total stockholders’ equity	134,611	175,915

Total liabilities and stockholders’ equity	$145,873	$189,579